EXHIBIT 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

April 28, 2006	FOR IMMEDIATE RELEASE

ADM NAMES PATRICIA A. WOERTZ CEO AND PRESIDENT,
G. ALLEN ANDREAS CONTINUES AS CHAIRMAN OF THE BOARD

Archer Daniels Midland Company (NYSE: ADM), one of the world’s largest agricultural processors, today announced that Patricia A. Woertz has been selected as President, Chief Executive Officer and member of the Board of Directors, succeeding G. Allen Andreas, who remains as Chairman of the Board.

Woertz, 53, most recently was Executive Vice President of Chevron Corporation, in charge of the oil company’s “downstream” operations, including refining, marketing, lubricant, supply and trading businesses in 180 countries, with more than $100 billion in annual revenues and a global workforce of 30,000. Chevron is one of the world’s leading energy companies, and Woertz was one of the highest-ranking executives in the energy industry.

“Pat Woertz is a proven executive with an exceptional blend of strategic, analytic, business and leadership skills,” said Andreas. “Her selection was endorsed unanimously by our Board of Directors, and we are confident that she is the ideal person to sustain ADM’s strong performance and lead the Company into the next chapter of its history.”

Woertz becomes only the 8th CEO in the 104-year history of ADM.

Commenting on her appointment, Woertz said:

“I am honored and excited to be part of the ADM organization and look forward to working with its outstanding leadership team and Board of Directors. ADM is one of the leading agricultural companies in the world, with a long tradition of applying innovation and resourcefulness to feed and fuel the world. While most of my executive experience has been in the field of energy, there are considerable similarities in commodity-based businesses as we build competitive advantages across the value chain.”

(Continued)

Archer Daniels Midland Company

“ADM’s Board sought a CEO with outstanding credentials and experience in leading a complex, global business and a track record of outstanding operating performance,” said O. Glenn Webb, lead Director and member of the select committee of ADM’s Board of Directors. “Pat met all of our Board’s criteria. She has delivered record earnings and returns at Chevron and has further distinguished herself working with a diverse range of government, community and commercial stakeholders. She has also been widely admired for her integrity, her high ethical standards and her collegial and collaborative leadership style.”

Prior to becoming Executive Vice President at Chevron in 2001, Woertz was President of Chevron Products Co. since November 1998. In January 1996, she was named President of Chevron International Oil Co. and a Vice President of logistics and trading for Chevron Products Co. In October 1993, she was named President of Chevron Canada Ltd., a refining and marketing company and a wholly-owned subsidiary of Chevron Corp.

Woertz started her career as a certified public accountant with Ernst & Young. In 1977, she joined Gulf Oil Corporation in Pittsburgh and held positions in refining and marketing, strategic planning and finance. From 1985 to 1987, during the merger of Gulf and Chevron, she worked on asset divestitures as part of the debt-reduction process. In 1989, she became finance manager with Chevron Information Technology Co. and, in 1991, was named head of strategic planning at Chevron.

A native of Pittsburgh, Woertz earned her Bachelor of Science degree from Pennsylvania State University and also is a graduate of Columbia University’s International Executive Development Program. She serves on the Board of Trustees of the University of San Diego and on the Board of Visitors of Pennsylvania State University. In addition, she was formerly a director of the American Petroleum Institute. Fortune magazine has named Woertz one of the top ten most powerful women in business every year since 2000.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing and fermentation technology. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soybean oil and meal, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2005 of $35.9 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com.

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From: Brian Peterson, Senior Vice President-Corporate Affairs
217/424-5413